EXHIBIT 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5400 Fax

News Release
Pentair’s Third Quarter 2006 Continuing Operations EPS of $0.33 Reflects Continued Strong Performance in Technical Products and Pump, Weakness in Pool

Third Quarter 2006 Highlights
▶	Net sales of $778.0 million increased 9%, of which 3% was organic, excluding foreign exchange.

▶	EPS from continuing operations of $0.33, including one-time costs of $17 million, or ($0.11) of EPS.

▶	Excluding one-time costs, operating income was flat year-over-year as Technical Products gains offset Water declines.

▶	The Technical Products Group achieved 15 percent operating margin for the second consecutive quarter and achieved its 16th consecutive quarter of year-over-year margin expansion.

▶	Sales in Asia grew nearly 25% in local currencies, while sales in Europe and the Middle East gained 10% in local currencies.

▶	Cash flow of $66 million brings YTD free cash flow to $93 million.
GOLDEN VALLEY, Minn. — October 24, 2006 — Pentair (NYSE: PNR) today announced its third quarter 2006 results, highlighting earnings per share (EPS) from continuing operations of $0.33 on sales of $778 million, a total sales increase of nine percent over the same period last year. The results reflected strong performance in Technical Products and in the industrial and commercial pump and filtration markets. Accelerating growth in the Asian and European markets also contributed to the Company’s sales performance.
Pentair Chairman and Chief Executive Officer, Randall J. Hogan, said: “The majority of our businesses performed well with continued excellent results from our Technical Products and Pump businesses. Sales in commercial and industrial markets have remained robust and investments are beginning to pay off in international sales growth. In addition, our Filtration business achieved the strongest sales growth we have seen in two years.
“As anticipated, however, this performance was offset by the impact of the softening pool equipment and spa and bath markets on the performance of our Pool and Spa business. On September 26, 2006, Pentair revised its earnings guidance for the third and fourth quarters of 2006 in recognition of the weaker pool markets and included a third quarter charge of $17 million, or ($0.11) EPS. The charge related to increased reserves for accounts receivable, inventory, and warranty in Pentair’s Pool and Spa business and some severance costs in the Water Group and at Corporate.
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“Excluding the Pool and Spa business, the Water Group’s sales grew nearly five percent in the quarter. However, as expected and reflected in our revised guidance, third quarter sales in Pool and Spa were about two percent lower than a year ago, driven by the slowing housing market, which affects both new pool construction and spa and bath markets.
“While the downturn in our pool and spa markets is challenging in the near term, we have taken actions that we expect will drive improved performance in this uncertain environment, including actions to reduce costs and accelerate growth in other Water markets, particularly municipal, foodservice, commercial, and international markets.
“As previously announced, we expect fourth quarter sales in Pool and Spa to be down significantly as pool distribution customers continue to adjust inventory levels. We believe this inventory drawdown will be essentially complete by the end of the fourth quarter and, thereafter, we should track more closely to end-market demand, which includes both replacement and new pool-related sales.
“We are reiterating our full-year 2006 EPS guidance from continuing operations of between $1.72 and $1.76. In addition, we are initiating EPS guidance for full-year 2007 in a range between $2.00 and $2.15, indicating an increase of between 14 percent and 25 percent over 2006 EPS. The low end of the 2007 guidance assumes a sustained weakness in housing markets that would affect both our pump and pool businesses, while the high end of the range represents some moderation of housing markets and continued strength in other markets.”
Third Quarter 2006 Financial Comments
Earnings:
Operating income for the third quarter totaled $60.3 million, 22 percent below the $76.9 million reported in the same period last year. Operating margins of 7.7 percent in the third quarter were down from those of a year ago as higher Technical Products Group margins were offset by the impact of softer pool and spa markets and one-time costs in the Water Group. Third quarter 2006 EPS from continuing operations of $0.33 was lower than the $0.43 in the same period last year. Earnings per share of $0.33 included $0.03 of favorable prior year tax settlements – versus $0.01 of favorable tax settlements in the same quarter last year – and was in-line with our EPS guidance of $0.30 to $0.32. Earnings also included one-time costs of $17 million, or ($0.11) EPS, related to severance costs in the Water Group and at Corporate, and increased reserves for accounts receivable, inventory, and warranty in the Pool and Spa business.
Pentair’s resolution of prior year tax items also resulted in $1.4 million of net income from discontinued operations or approximately one cent per share.
Revenue:
Pentair’s third quarter 2006 net sales totaled $778.0 million, up nine percent from $716.3 million in the same period a year ago. Organic sales – removing the effects of acquisitions and excluding favorable foreign currency exchange – grew approximately three percent, or approximately four percent also excluding the decline of our Pool and Spa business.
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Cash:
Cash flow totaled $66 million, bringing YTD free cash flow to $93 million. This compares favorably to YTD free cash flow through the third quarter of 2005 of $87 million.
Water Group Third Quarter Comments
▶	Water Group sales grew three percent over the same period last year to $531.7 million. The impact of foreign currency exchange was negligible.
▶	Pump sales were up in the third quarter, driven by strong double-digit commercial and export sales and mid-single-digit applied wastewater and residential sales.

▶	Pool sales were down in the low single-digits including the decreases in inventory levels of pool distribution customers. The pool equipment market was estimated to be flat, with growth in replacement product offsetting declines in new pool construction.

▶	Filtration sales were up, driven by commercial and industrial markets that more than offset declines in RV and marine markets.

▶	Sales in Europe were up, driven by pump and filtration, while sales gains in Asia resulted from continued strong pressure vessel demand and improved performance in Australia and New Zealand.

▶	Global sales of Codeline pressure vessels continued very strong in the quarter, driven principally by desalination-related demand in North America, Europe and the Middle East, as well as a large OEM project.
▶	Operating income for the Group totaled $36.2 million, down 39 percent from the same period last year. Return on sales was 6.8 percent, down 460 basis points compared to last year. The decline was attributed to one-time costs for increased reserves and severance totaling $15 million; lower unit volume in Pool and Spa; and ongoing investment spending.
▶	Both the Pump and Asia businesses improved return on sales year-over-year, driven by improved productivity, pricing, and growth.

▶	Recent price actions more than offset inflationary pressures for key commodities such as resins, copper and brass.
▶	The Faradyne pump motor joint venture continues to progress well. Motor shipments to Pentair began in the third quarter, and four-inch Faradyne-motor-equipped submersible pumps began shipping to Pentair customers in September.
Technical Products Group Third Quarter Comments
▶	Sales of $246.3 million for the quarter increased 23 percent over the same quarter last year. Excluding the impact of the acquired Thermal Management businesses and favorable foreign currency exchange, organic growth was approximately four percent.
▶	Excluding acquisitions, sales in North American markets were flat. Continued robust sales to commercial and industrial markets were offset by declines in sales to telecom and data, primarily due to OEM projects that reached end-of-life or were transitioned to our Asian operations.

▶	The newly acquired McLean Thermal Management business set sales records for the third quarter.
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▶	In Europe, sales grew in the low teens. Excluding the impact of favorable foreign currency exchange, growth was in the high single digits. Markets in Europe overall remain robust, particularly in test and measurement and telecom markets. Several new European customers also bolstered growth.

▶	Continued strong growth in Asia benefited from key OEM programs in China, continued ATCA sales in Japan, as well as sales of Schroff components into semiconductor markets.
▶	Volume, supply management savings, cost reductions, and improved productivity resulted in operating income of $37.1 million, a 33 percent gain over year-ago levels.
▶	The Group met its 15 percent operating margin goal for the second consecutive quarter and achieved its 16th consecutive quarter of year-over-year margin expansion.

▶	Margins in Europe improved as a result of volume and supply management savings.

▶	Margins in Asia reached new highs on the strength of OEM programs in China and continued strong performance in Japan.
Horizon Litigation Update
As announced in a June 29, 2006 news release, a jury verdict was rendered against Pentair for $193 million, exclusive of pre-judgment interest and attorney’s fees, in the commercial damages portion of the previously disclosed Horizon litigation. Post-trial motions have been filed and Pentair anticipates they will be heard and decided in the fourth quarter. Therefore, Pentair made no adjustments to its previously established reserves except for the accrual of an additional quarter’s interest expense and legal fees related to the matter. Pentair’s EPS guidance does not reflect any potential impact of this litigation.
A Pentair conference call scheduled for 11:00 a.m. CDT today will be webcast live via http://www.pentair.com. A link to the conference call is posted on the site’s “Financial Information” page and will be archived at the same location.
About Pentair, Inc.
Pentair, Inc. (NYSE: PNR) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2005 revenues of $2.95 billion, Pentair employs approximately 15,000 people worldwide.
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Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth, including the strength of housing and related markets; the ability to successfully appeal and limit damages payable arising out of the Horizon litigation; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Pentair Contacts:
Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
	September 30	October 1	September 30	October 1
In thousands, except per-share data	2006	2005	2006	2005

Net sales	$778,020	$716,308	$2,411,431	$2,214,466
Cost of goods sold	565,533	515,467	1,713,747	1,574,254

Gross profit	212,487	200,841	697,684	640,212
% of net sales	27.3%	28.0%	28.9%	28.9%
Selling, general and administrative	137,923	112,813	406,843	350,905
% of net sales	17.7%	15.7%	16.9%	15.8%
Research and development	14,271	11,148	44,017	33,107
% of net sales	1.9%	1.6%	1.8%	1.5%

Operating income	60,293	76,880	246,824	256,200
% of net sales	7.7%	10.7%	10.2%	11.6%
Gain on sale of investment	167	—	167	5,199
Net interest expense	13,024	10,752	38,861	33,724
% of net sales	1.7%	1.5%	1.6%	1.5%

Income from continuing operations before income taxes	47,436	66,128	208,130	227,675
% of net sales	6.1%	9.2%	8.6%	10.3%
Provision for income taxes	13,995	21,595	62,985	81,582
Effective tax rate	29.5%	32.7%	30.3%	35.8%

Income from continuing operations	33,441	44,533	145,145	146,093
Gain (loss) on disposal of discontinued operations, net of tax	1,400	—	(51)	—

Net income	$34,841	$44,533	$145,094	$146,093

Earnings per common share
Basic
Continuing operations	$0.34	$0.44	$1.45	$1.45
Discontinued operations	0.01	—	—	—

Basic earnings per common share	$0.35	$0.44	$1.45	$1.45

Diluted
Continuing operations	$0.33	$0.43	$1.42	$1.42
Discontinued operations	0.01	—	—	—

Diluted earnings per common share	$0.34	$0.43	$1.42	$1.42

Weighted average common shares outstanding
Basic	99,419	100,922	100,133	100,685
Diluted	101,062	102,866	101,998	102,787

Cash dividends declared per common share	$0.14	$0.13	$0.42	$0.39

Pentair, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	September 30	December 31	October 1
In thousands	2006	2005	2005

Assets
Current assets
Cash and cash equivalents	$45,153	$48,500	$49,352
Accounts and notes receivable, net	454,255	423,847	428,486
Inventories	397,637	349,312	344,676
Deferred tax assets	46,040	48,971	64,793
Prepaid expenses and other current assets	28,736	24,394	28,244

Total current assets	971,821	895,024	915,551

Property, plant and equipment, net	312,295	311,839	316,491

Other assets
Goodwill	1,732,410	1,718,207	1,629,978
Intangibles, net	261,261	266,533	251,308
Other	77,386	62,152	61,739

Total other assets	2,071,057	2,046,892	1,943,025

Total assets	$3,355,173	$3,253,755	$3,175,067

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$6,912	$4,137	$4,003
Accounts payable	191,206	207,320	183,376
Employee compensation and benefits	93,431	95,552	90,722
Accrued product claims and warranties	44,016	43,551	43,252
Current liabilities of discontinued operations	—	192	192
Income taxes	—	17,518	40,820
Accrued rebates and sales incentives	41,982	45,374	41,397
Other current liabilities	95,122	111,026	114,176

Total current liabilities	472,669	524,670	517,938

Long-term debt	788,066	748,477	685,354
Pension and other retirement compensation	171,063	152,780	142,584
Post-retirement medical and other benefits	73,398	73,949	70,794
Deferred tax liabilities	124,393	125,785	138,186
Other non-current liabilities	84,783	70,455	69,369
Non-current liabilities of discontinued operations	—	2,029	2,027

Total liabilities	1,714,372	1,698,145	1,626,252

Shareholders’ equity	1,640,801	1,555,610	1,548,815

Total liabilities and shareholders’ equity	$3,355,173	$3,253,755	$3,175,067

Days sales in accounts receivable (13 month moving average)	54	54	55
Days inventory on hand (13 month moving average)	73	70	70
Days in accounts payable (13 month moving average)	56	56	56
Debt/total capital	32.6%	32.6%	30.8%

Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended
	September 30	October 1
In thousands	2006	2005

Operating activities
Net income	$145,094	$146,093
Adjustments to reconcile net income to net cash provided by operating activities
Loss on disposal of discontinued operations	51	—
Depreciation	44,762	43,144
Amortization	13,955	11,815
Deferred income taxes	(89)	3,457
Stock compensation	18,058	19,205
Excess tax benefits from stock-based compensation	(2,677)	(7,983)
Gain on sale of investment	(167)	(5,199)
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(23,210)	(43,760)
Inventories	(43,360)	(29,435)
Prepaid expenses and other current assets	(3,671)	(4,458)
Accounts payable	(22,136)	(8,374)
Employee compensation and benefits	(7,153)	(23,876)
Accrued product claims and warranties	547	290
Income taxes	(14,800)	14,321
Other current liabilities	(2,263)	3,875
Pension and post-retirement benefits	14,365	11,911
Other assets and liabilities	8,546	(4,115)

Net cash provided by continuing operations	125,852	126,911
Net cash provided by (used for) operating activities of discontinued operations	48	(634)

Net cash provided by operating activities	125,900	126,277

Investing activities
Capital expenditures	(33,311)	(50,597)
Proceeds from sale of property and equipment	497	11,534
Acquisitions, net of cash acquired	(22,879)	(10,515)
Divestitures	(24,007)	(10,574)
Proceeds from sale of investment	167	23,599
Other	(6,823)	(950)

Net cash used for investing activities	(86,356)	(37,503)

Financing activities
Proceeds from long-term debt	568,996	241,610
Repayment of long-term debt	(526,599)	(286,333)
Proceeds from exercise of stock options	3,126	7,029
Excess tax benefits from stock-based compensation	2,677	7,983
Repurchases of common stock	(50,000)	—
Dividends paid	(42,616)	(39,889)

Net cash used for financing activities	(44,416)	(69,600)

Effect of exchange rate changes on cash and cash equivalents	1,525	(1,317)

Change in cash and cash equivalents	(3,347)	17,857
Cash and cash equivalents, beginning of period	48,500	31,495

Cash and cash equivalents, end of period	$45,153	$49,352

Free cash flow
Net cash provided by operating activities	$125,900	$126,277
Less capital expenditures	(33,311)	(50,597)
Proceeds from sale of property and equipment	497	11,534

Free cash flow	$93,086	$87,214

Pentair, Inc. and Subsidiaries
Supplemental Financial Information by Reportable Business Segment (Unaudited)

	First Qtr	Second Qtr	Third Qtr	Nine Months	First Qtr	Second Qtr	Third Qtr	Nine Months
In thousands	2006	2006	2006	2006	2005	2005	2005	2005

Net sales to external customers
Water	$517,169	$605,516	$531,703	$1,654,388	$512,088	$585,657	$515,945	$1,613,690
Technical Products	254,220	256,506	246,317	757,043	197,547	202,866	200,363	600,776

Consolidated	$771,389	$862,022	$778,020	$2,411,431	$709,635	$788,523	$716,308	$2,214,466

Intersegment sales
Water	$50	$55	$140	$245	$22	$187	$280	$489
Technical Products	889	1,312	1,133	3,334	402	630	402	1,434
Other	(939)	(1,367)	(1,273)	(3,579)	(424)	(817)	(682)	(1,923)

Consolidated	$—	$—	$—	$—	$—	$—	$—	$—

Operating income (loss)
Water	$55,587	$84,191	$36,226	$176,004	$60,489	$92,167	$58,964	$211,620
Technical Products	37,704	39,678	37,050	114,432	25,172	26,325	27,778	79,275
Other	(14,735)	(15,894)	(12,983)	(43,612)	(13,575)	(11,258)	(9,862)	(34,695)

Consolidated	$78,556	$107,975	$60,293	$246,824	$72,086	$107,234	$76,880	$256,200

Operating income as a percent of net sales
Water	10.8%	13.9%	6.8%	10.6%	11.8%	15.7%	11.4%	13.1%
Technical Products	14.8%	15.5%	15.0%	15.1%	12.7%	13.0%	13.9%	13.2%
Consolidated	10.2%	12.5%	7.7%	10.2%	10.2%	13.6%	10.7%	11.6%